Exhibit 99.1

MEDIVATION ANNOUNCES ORGANIZATIONAL CHANGES TO SUPPORT ANTICIPATED

GROWTH AND FUTURE COMMERCIALIZATION

SAN FRANCISCO, December, 17, 2009— Medivation, Inc. today announced changes to its organizational structure to support anticipated growth as the company prepares to transition from a development stage company to a commercial organization. As part of this transition, chief financial officer (CFO) Patrick Machado will transition to a new role, chief business officer (CBO), in which he will oversee strategic planning, business development, alliance management and intellectual property. In addition, Medivation has recruited a new senior vice president, clinical development, Karen Reeves, M.D., and has made internal promotions creating two new vice president positions. Bryan Selby will be the new vice president, biometrics, and Vandana Date will be the new vice president, intellectual property.

“Medivation’s organization is continuing to evolve as we progress our clinical programs and begin to lay the foundation for commercialization of dimebon (latrepirdine*), our late-stage candidate for both Alzheimer’s and Huntington diseases,” said David Hung, M.D., president and chief executive officer of Medivation. “Pat has provided excellent financial leadership as chief financial officer since Medivation was founded in 2003, and we are pleased to have him take on this new strategic role as we enter our next phase of growth and expansion.”

Medivation has commenced a nationwide search for a new CFO. In the interim, Mr. Machado will continue in the role of CFO, in addition to his new position of CBO, until the role is filled.

“We are delighted to also welcome Karen Reeves to our team,” added Dr. Hung. “Karen comes to us from Pfizer where she was vice president, neurosciences global research and development. She participated in the due diligence process for dimebon as a leader on the business development team and served on the joint steering committee for the collaboration. She brings to Medivation years of drug development experience, having held leadership roles at Pfizer in clinical and development programs that resulted in the approval of three marketed drugs, Geodon oral, Geodon IM and Chantix. Under Karen’s leadership as global clinical leader and development team leader, Chantix received priority review from the FDA and was granted the Prix Galien USA Award in 2007, an award considered by many to be the highest accolade in pharmaceutical research and development.”

Dr. Reeves received her B.A. from Yale University and M.D. from the University of Vermont Medical School.

Mr. Selby joined Medivation in October 2007 as a senior director of biometrics, bringing 20 years experience in analyzing clinical trial data in oncology, vascular disease, infectious disease, pain management and auto-immune disease indications. Prior to joining Medivation, he served as a director of statistical programming at ALZA/Johnson & Johnson, Nuvelo, Inc., Corgentech Inc. and InterMune, Inc., and he has performed various statistician and statistical programming functions for companies including Abgenix, Inc., Gilead Sciences, Genentech, Inc., Matrix Pharmaceutical and Monsanto. Mr. Selby earned his B.A. in mathematics from Washburn University and his M.S. in statistics from Kansas State University.

Ms. Date joined Medivation in April 2007 as senior director of intellectual property, bringing 14 years of intellectual property related experience and over five years of experience as a research chemist. Prior to joining Medivation, she served as a director of intellectual property at Threshold Pharmaceuticals, Inc. and a patent attorney at ALZA/Johnson & Johnson and held various patent-related positions at Robins & Associates and Glycomed Inc. Ms. Date received her M.S. in chemistry from both Bombay University and Duke University and a J.D. from Golden Gate University School of Law.

*	Latrepirdine is the proposed generic (nonproprietary) name for dimebon.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer, Inc to develop and commercialize dimebon (latrepirdine) for the treatment of Alzheimer’s and Huntington diseases. With Pfizer, Medivation is conducting a broad dimebon clinical development program that includes several Phase 3 trials assessing the efficacy and safety of dimebon taken alone or in combination with other Alzheimer’s medications in patients with mild, moderate and severe Alzheimer’s disease. The companies are also conducting a Phase 3 trial of dimebon in Huntington disease. In October 2009, Medivation entered a global agreement with Astellas Pharma Inc. to develop and commercialize MDV3100 for prostate cancer. The first Phase 3 clinical trial in the MDV3100 development program, known as the AFFIRM trial, is under way in patients with castration-resistant prostate cancer who have previously been treated with docetaxel-based chemotherapy. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding the commercialization of dimebon and Medivation’s transition from a development stage company to a commercial organization, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Pfizer and Astellas for the development of dimebon and MDV3100, respectively, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 4, 2009. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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